UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 19, 2012

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Item 7.01 Regulation FD Disclosure.

The information in this report furnished pursuant to Items 2.02 and 7.01, including Exhibit 99.1 and 99.2 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Items 2.02 and 7.01 of this report.

On July 19, 2012, Advanced Micro Devices, Inc. (the “Company”) announced its financial position and results of operations as of and for its fiscal quarter ended June 30, 2012 in a press release that is attached hereto as Exhibit 99.1. Attached hereto as Exhibit 99.2 is financial information and commentary by Thomas J. Seifert, Senior Vice President and Chief Financial Officer of the Company regarding the Company’s fiscal quarter ended June 30, 2012.

To supplement the Company’s financial results presented on a U.S. GAAP (“GAAP”) basis, the Company’s earnings release contains non-GAAP financial measures, including non-GAAP net income, non-GAAP earnings per share, non-GAAP operating income, non-GAAP operating expenses, non-GAAP gross margin, Adjusted EBITDA, and non-GAAP adjusted free cash flow. The Company believes that this non-GAAP presentation makes it easier for investors to compare current and historical periods’ operating results and that it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

To derive non-GAAP net income and non-GAAP earnings per share for the Company for the second fiscal quarter of 2012, the Company excluded a charge related to a legal settlement with a third party and the amortization of acquired intangible assets.

To derive non-GAAP net income and non-GAAP earnings per share for the Company for the first fiscal quarter of 2012, the Company excluded a charge related to the limited waiver of exclusivity from GLOBALFOUNDRIES (“GF”), the amortization of acquired intangible assets, net restructuring charges, costs related to the acquisition of SeaMicro, Inc. (“SeaMicro”), and the tax benefit related to the SeaMicro acquisition.

To derive non-GAAP net income and non-GAAP earnings per share for the Company for the second fiscal quarter of 2011, the Company excluded the amortization of acquired intangible assets.

To derive non-GAAP operating income for the Company for the second fiscal quarter of 2012, the Company excluded a charge related to a legal settlement with a third party and the amortization of acquired intangible assets.

To derive non-GAAP operating income for the Company for the first fiscal quarter of 2012, the Company excluded a charge related to the limited waiver of exclusivity from GF, the amortization of acquired intangible assets, net restructuring charges and costs related to the SeaMicro acquisition.

To derive non-GAAP operating income for the Company for the second fiscal quarter of 2011, the Company excluded the amortization of acquired intangible assets.

To derive non-GAAP operating expenses for the Company for the second fiscal quarter of 2012, the Company excluded the amortization of acquired intangible assets.

To derive non-GAAP operating expenses for the Company for the first fiscal quarter of 2012, the Company excluded the amortization of acquired intangible assets, net restructuring charges and costs related to the SeaMicro acquisition.

To derive non-GAAP operating expenses for the Company for the second fiscal quarter of 2011, the Company excluded the amortization of acquired intangible assets.

To derive non-GAAP gross margin for the Company for the second fiscal quarter of 2012, the Company excluded a charge related to a legal settlement with a third party.

To derive non-GAAP gross margin for the Company for the first fiscal quarter of 2012, the Company excluded a charge related to the limited waiver of exclusivity from GF.

Specifically, these non-GAAP financial measures reflect adjustments based on the following:

Legal settlement: In the second fiscal quarter of 2012, management determined that it was probable a settlement would be reached with a third party and that the amount of the settlement was estimable. As a result, the Company recorded the estimated settlement amount of $5 million in the second fiscal quarter of 2012 as a legal settlement. This amount remained accrued as of June 30, 2012. The Company excluded this charge from its GAAP net income, GAAP earnings per share, GAAP operating income and GAAP gross margin for the second fiscal quarter of 2012 because it is not indicative of ongoing operating performance.

Limited waiver of exclusivity from GF: Pursuant to the second amendment to the Wafer Supply Agreement, dated as of March 4, 2012 between the Company and GF, the Company was granted certain rights to contract with another wafer foundry supplier with respect to specified products for a specified period. In consideration for these rights, the Company agreed to pay GF $425 million in cash and transferred to GF all of the capital stock of GF that the Company owned, which had a carrying and fair value of $278 million. As a result, the Company recorded a charge of $703 million in the first fiscal quarter of 2012. The Company excluded this item from the Company’s GAAP net loss, GAAP loss per share, GAAP operating loss and GAAP gross margin for the first fiscal quarter of 2012 because the Company believes it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

Amortization of acquired intangible assets: Amortization of acquired intangible assets represents amortization expenses of acquired identifiable intangible assets in connection with the ATI Technologies and SeaMicro acquisitions. The Company excluded this item from the Company’s GAAP net income (loss), GAAP earnings (loss) per share, GAAP operating income (loss) and GAAP operating expenses for all periods presented in order to enable investors to better evaluate its current operating performance compared with prior periods and because these expenses are not indicative of ongoing operating performance.

Restructuring charges, net: During the fourth fiscal quarter of 2011, the Company implemented a restructuring plan to strengthen the Company’s competitive positioning, implement a more competitive cost structure and conduct a workforce rebalancing to better address faster growing market segments. As a result of this restructuring plan, the Company incurred restructuring charges during the fourth fiscal quarter of 2011 and during the first fiscal quarter of 2012 primarily related to severance and costs related to the continuation of certain employee benefits, contract or program termination cost, and asset impairments. The Company excluded these restructuring charges from the Company’s GAAP net loss, GAAP loss per share, GAAP operating loss and GAAP operating expenses for the first fiscal quarter of 2012 because they are not indicative of ongoing performance.

SeaMicro acquisition costs: In March 2012, the Company acquired SeaMicro, a privately held company that develops and sells energy-efficient, high-bandwidth microservers. The Company incurred certain costs related to this acquisition, which primarily consisted of advisory and other professional service fees. The Company excluded this item from the Company’s GAAP net loss, GAAP loss per share, GAAP operating loss and GAAP operating expenses for the first fiscal quarter of 2012 because it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

In addition to the above non-GAAP financial measures, the Company presented “Adjusted EBITDA” in the earnings release as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the second fiscal quarter of 2012 and the six months ended June 30, 2012, the Company included an adjustment related to a legal settlement with a third party; for the first fiscal quarter and six months ended June 30, 2012, the Company included adjustments for the charge related to the limited waiver of exclusivity from GF, net restructuring charges, and costs related to the SeaMicro acquisition; and for the six months ended July 2, 2011, the Company included adjustments related to a payment to GF and a legal settlement with a third party. The payment to GF occurred in the first fiscal quarter of 2011 when the Company incurred a charge of $24 million in cost of sales related to a payment to GF in the form of cash and GF Class A Preferred Shares that the Company owned. This payment primarily related to certain manufacturing assets of GF which do not benefit the Company. Also in the first fiscal quarter of 2011, the Company recorded a charge of approximately $5 million to cost of sales related to a legal settlement. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance.

The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP adjusted free cash flow in the earnings release as a supplemental measure of its performance. In 2008 and 2009, the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under GAAP, the Company classified funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds were classified as cash flows from financing activities. When a distributor paid the applicable IBM Party, the Company reduced the distributor’s accounts receivable and the corresponding debt resulted in a non-cash accounting entry. Because the Company did not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment was not reflected in the Company’s cash flows from operating activities.

Non-GAAP adjusted free cash flow for the Company was determined by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by operating activities. This amount was then further adjusted by subtracting capital expenditures. Generally, under GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with IBM Parties. As a result, as of the end of the second fiscal quarter of 2011, there were no outstanding invoices relating to the financing arrangement with the IBM Parties, and starting from the third fiscal quarter of 2011, the Company no longer makes quarterly adjustments for distributors’ payments to the IBM Parties to its GAAP net cash provided by operating activities when calculating non-GAAP adjusted free cash flow.

The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities.

Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Management does not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated July 19, 2012.

99.2	Financial Information and Commentary on Second Quarter of 2012 Results

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2012	ADVANCED MICRO DEVICES, INC.

	By:	/S/ FAINA ROEDER
	Name:	Faina Roeder
	Title:	Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated July 19, 2012.

99.2	Financial Information and Commentary on Second Quarter of Fiscal Year 2012 Results